EXHIBIT 10.1

XYLEM
2011 OMNIBUS INCENTIVE PLAN

[YEAR] NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”), effective as of [Month] [day], [year], by and between Xylem Inc. (the “Company”) and [name] (the “Optionee”), WITNESSETH:
WHEREAS, the Optionee is now employed by the Company or an Affiliate (as defined in the Company’s 2011 Omnibus Incentive Plan (the “Plan”)) as an employee, and in recognition of the Optionee’s valued services, the Company, through the Leadership Development and Compensation Committee of its Board of Directors (the “Committee”), desires to provide an opportunity for the Optionee to acquire or enlarge stock ownership in the Company, pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.
Grant of Options. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on [Month][day], [year], (the “Grant Date”) to the Optionee of the option to purchase from the Company all or any part of an aggregate of [#,###] shares (the “Options”), at the purchase price of $[##.##] per share (the “Exercise Price”). All Options shall be Nonqualified Stock Options.

2.	Terms and Conditions. It is understood and agreed that the Options are subject to the following terms and conditions:

(a)	Expiration Date. The Options shall expire on [Month] [day], [year + 10], or, if the Optionee’s employment terminates before that date, on the date specified in subsection 2(e) below.

(b)	Exercise of Options. The Options may not be exercised until it has become vested.

(c)	Vesting. Subject to subsections 2(a), 2(d), and 2(e), the Options shall vest in three installments as follows:

(i)	1/3 of the Options shall vest on [Month] [day], [year + 1],

(ii)	1/3 of the Options shall vest on [Month] [day], [year + 2], and

(iii)	1/3 of the Options shall vest on [Month] [day], [year + 3].
For the avoidance of doubt, active employment of an Optionee by the Company or an Affiliate, for the purposes of vesting in the Options granted hereunder, shall include employment with the Company for so long as the Grantee continues working at such entity. Active employment does not include any potential severance period.
Subject to subsections 2(a) and 2(d), to the extent not earlier vested pursuant to paragraphs (i), (ii), and (iii) of this subsection, the Options shall vest in full upon an Acceleration Event (as defined in the Plan).

(d)	Effect of Acceleration Event. Subject to subsections 2(a) and 2(e), any unvested Options shall vest in full upon Acceleration Event.

(e)
Effect of Termination of Employment. Options may only vest while the Grantee is actively employed by the Company or an Affiliate. If the Optionee’s employment terminates before [Month] [day], [year + 10], the following would apply to any outstanding Options:

(i)
Termination due to Death or Disability (as defined below). Any unvested Options shall immediately become 100% vested upon the Optionee’s termination of employment. Any vested Options shall expire on the earlier of [Month] [day], [year + 10], or the date three years after the Optionee’s termination of active employment.

(i)
Termination due to Retirement (as defined below). A prorated portion (as defined below), of any unvested Options shall immediately vest upon the Optionee’s termination of employment. Any vested Options shall expire on the earlier of [Month] [day], [year + 10], or the date three years after the Optionee’s termination of employment.

(ii)
Termination other than Death, Disability and Retirement. Any unvested Options shall automatically expire on the date of the Optionee’s termination of employment. Any vested portion of the Options shall expire on the earlier of [Month] [day], [year + 10], or the date three months after the Optionee’s termination of employment.

(iii)
Notwithstanding the foregoing, if an Optionee’s employment is terminated on or within two years after an Acceleration Event (A) by the Company (or an Affiliate, as the case may be) for other than Cause (as determined by the Committee), and not because of the Optionee’s death, Disability, or Retirement, or (B) by the Optionee because the Optionee in good faith believed that as a result of such Acceleration Event he or she was unable effectively to discharge his or her present duties or the duties of the position the Optionee occupied just prior to the occurrence of such Acceleration Event, any unvested Options shall immediately become 100% vested upon the Optionee’s termination of employment and vested Options shall expire on the earlier of [Month] [day], [year + 10], or the date seven months after the Optionee’s termination of employment.

Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Optionee to perform all duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
Retirement. For purposes of this Agreement, the term “Retirement” shall mean the termination of the Optionee's employment, if, at the time of such termination, the Optionee is at least age 55 and has completed 10 years of service with the Company or the Optionee is age 65 or older.
Prorated Vesting Upon Retirement. The prorated portion of the Options that vests upon the Optionee’s termination of employment due to the Optionee's Retirement shall be determined by multiplying the total number of unvested Options at the time of the Optionee’s termination of employment by a fraction, of which the numerator is the number of full months the Optionee has been continually employed since the Grant Date and the denominator is 36. For this purpose, full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months.

(f)
Payment of Exercise Price. Permissible methods for payment of the Exercise Price upon exercise of the Options are described in Section 6.6 of the Plan, or, if the Plan is amended, successor provisions. In addition to the methods of exercise permitted by Section 6.6 of the Plan, the Optionee may exercise all or part of the Options by way of (i) broker-assisted cashless exercise in a manner consistent with the Federal Reserve Board's Regulation T, unless the Committee determines that such exercise method is prohibited by law, or (ii) net-settlement, whereby the Optionee directs the Company to withhold shares that otherwise would be issued upon exercise of the Options having an aggregate Fair Market Value on the date of the exercise equal to the Exercise Price, or the portion thereof being exercised by way of net-settlement (rounding up to the nearest whole share).

(g)
Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, all applicable federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to the exercise of the Options. The Optionee may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares that otherwise would be issued upon exercise of the Options, with the number of shares withheld having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction (rounding up to the nearest whole share). Any such election shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(h)
Automatic Exercise in Certain Circumstances. Subject to subsection 2(i) of this Agreement, to the extent any portion of the Options held by active participants are otherwise exercisable but remain unexercised at the close of business on [Month] [day], [year + 10], and if on such date the Fair Market Value of the shares subject to such exercisable but unexercised portion of these Options exceeds the aggregate consideration that would have been required to be paid to purchase such shares had such portion of the Options been exercised, the Optionee will automatically be paid, in cancellation of such portion of the Options, an amount of Company shares having a Fair Market Value equal to such excess (rounding up to the nearest whole share), if any; provided, however, that such an exercise shall not occur to the extent the Optionee (and, if applicable, the Optionee’s authorized legal representative) may waive in writing the applicability of this subsection 2(h).

The Optionee hereby acknowledges that tax and other legal requirements must be met prior to any settlement of Options under this subsection and herby consents to any tax or other consequences that may arise in connection with this subparagraph

(i)
Compliance with Laws and Regulations. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any shares pursuant to this Agreement, at any time, if the offering of the shares covered by this Agreement, or the exercise of the Options by the Optionee, violates or is not in compliance with any laws, rules or regulations of the United States or any state or country. The Optionee understands that, to the extent applicable, the laws of the country in which the Optionee is working at the time of grant, vesting, and/or exercise of the Options (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of the Options or may subject the Optionee to additional procedural or regulatory requirements for which the Optionee is solely responsible and that the Optionee will have to independently fulfill. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, awards thereunder, and any shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.

(j)
Optionee Bound by Plan and Rules. The Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof as amended from time to time. The Optionee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee during the life of the Options. Terms used herein and not otherwise defined shall be as defined in the Plan.

(k)
Governing Law. This Agreement is issued, and the Options evidenced hereby are granted, in White Plains, New York and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

By signing a copy of this Agreement, the Optionee acknowledges that s/he has received a copy of the Plan and that s/he has read and understands the Plan and this Agreement and agrees to the terms and conditions thereof. The Optionee further acknowledges that the Options awarded pursuant to this Agreement must be exercised prior to its expiration as set forth herein, that it is the Optionee's responsibility to exercise the Options within such time period, and that the Company has no further responsibility to notify the Optionee of the expiration of the exercise period of the Options.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer and President, or a Vice President, as of [Month] [day], [year].

Agreed to:                             XYLEM INC.

_____________________________
Optionee
(Online acceptance constitutes agreement)

Dated: _________________                    Dated: [Month] [day], [year]
Enclosures